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                                                                     EXHIBIT 5.1

                                November 9, 1998

World Access, Inc.
945 E. Paces Ferry Road
Suite 2240
Atlanta, Georgia 30326

Gentlemen:

     We have acted as counsel to World Access, Inc. (formerly known as WAXS INC. (the "Company")) in connection with the registration by the Company on Form S-4 (hereinafter referred to, together with any amendments thereto, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of up to 8,082,282 shares of common stock, $.01 par value per share, of the Company (the "Shares") issuable pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of June 4, 1998, as amended, by and among the Company, WA Telcom Products Co., Inc. (formerly known as World Access, Inc.), Tail Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, and Telco Systems, Inc. (as so amended, the "Merger Agreement").

     This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with this opinion, we have examined such corporate records and documents and have made such examinations of law as we have deemed necessary. In rendering this opinion, we have relied, without investigation, upon various certificates of public officials and of officers and representatives of the Company. In our examination of documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Company has the corporate power and authority under the General Corporation Law of the State of Delaware and its Certificate of Incorporation and Bylaws to issue the Shares, and the Shares, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to applications to the securities commissioners of the various states and other jurisdictions of the United States for registration or qualification of the Shares in such states and other jurisdictions. We further consent to the reference to our firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus which is a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                          Very truly yours,

                                                  /s/ ROGERS & HARDIN

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                                          ROGERS & HARDIN